Exhibit 10.84

February 10, 2009

Ms. Kathleen A. Weigand

1463 Reserve Drive

Akron, Ohio 44333

Re: SEVERANCE AND GENERAL RELEASE AGREEMENT

This agreement made and entered into between U-Store-It Trust (the “Company”) and Kathleen A. Weigand (the “Executive”);

WHEREAS, the Executive has been employed by the Company pursuant to that Amended and Restated Executive Employment Agreement dated April 20, 2007  (as amended in December 2008, the “Employment Agreement”);

WHEREAS, the Executive’s employment with the Company has been terminated, effective December 31, 2008, upon non-renewal of the employment term pursuant to Section 1 of the Employment Agreement;

WHEREAS, Section 5.5 of the Employment Agreement sets forth the payment and post-termination benefits to which the Executive is entitled upon non-renewal of the employment term of the Employment Agreement (hereinafter “Post Termination Benefits”) and which are summarized in Exhibit A, Subparagraph I;

WHEREAS, the Company and Executive have agreed that Exhibit A attached hereto and made a part hereof sets forth in full the 2008 year-end bonus, fringe benefits and the post-termination benefits which the Company has expressed its willingness to provide to the Executive and which the Executive has expressed her willingness to accept, in connection with the termination of the Executive’s employment (all of such payments and post-termination benefits being referred to collectively as the “Termination and Other Benefits”), upon the terms set forth herein (and in full satisfaction of any and all obligations of the Company under, or entitlement of the Executive under, the Employment Agreement);

WHEREAS, the Executive has agreed to accept the Termination and Other Benefits upon the terms set forth herein.

NOW, THEREFORE, the parties agree as follows:

1.                                      The recitals set forth above are true and accurate.

2.                                      As a material inducement to Executive to enter into this Agreement, the Company will wire transfer to the Executive the Post Termination Benefits that have not been paid on or prior to one (1) day after the expiration of the seven-day period referred to in the final paragraph of this Agreement (provided that Executive has not revoked this Agreement as provided in such paragraph), subject to all applicable withholding.  The Executive acknowledges that she is not entitled to receive the Post Termination Benefits unless she executes and does not revoke this Severance and General Release Agreement (the “Agreement”). Executive acknowledges that the Company has paid a portion of the Termination and Other Benefits on or prior to the date hereof, as identified on Exhibit A.

3.                                      This Agreement is not and shall not be construed as an admission by the Executive of any fact or conclusion of law.  Likewise, this Agreement is not and shall not be construed as an admission by Company of any fact or conclusion of law.  Without limiting the general nature of the previous sentences, this Agreement shall not be construed as an admission that the Executive, or the Company, or any of the Company’s officers, directors, managers, agents, or employees have violated any law or regulation or have violated any contract, express or implied.

4.                                      The Executive represents and warrants that she has no personal knowledge of any practices engaged in by the Company that is or was a violation of any applicable state law or regulations or of any federal law or regulations.  To the extent that the Executive has knowledge of any such practices, the Executive represents and warrants that the Executive already has notified the Company in writing of such alleged practices.

5.                                      The Executive represents and warrants that she has not filed any other complaint(s) or charge(s) against the Company with the EEOC or the state commission empowered to investigate claims of employment discrimination or with any other local, state or federal agency or court, and that if any such agency or court assumes jurisdiction of any complaint(s) or charge(s) against the Company on behalf of the Executive, the Executive will request such agency or court to withdraw from the matter, and the Executive will refuse any benefits derived therefrom.  This Agreement will not affect the Executive’s right to hereafter file a charge with or otherwise participate in an investigation or proceeding conducted by the EEOC regarding matters which arose after the date of this Agreement and which are not the subject of this Agreement.

6.                                      The Executive hereby irrevocably and unconditionally releases and forever discharges the Company, its subsidiaries, parent companies, and related entities, and each of the Company and its affiliates’ successors, assigns, agents, directors, officers, employees, representatives, and attorneys, and all persons acting by, through, under or in concert with any of them (collectively “Released Parties”), or any of them, from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, damages, actions, causes of action, suits, rights, demands, costs, losses, debts and expenses (including attorney’s fees and costs actually incurred), of any nature whatsoever, known or unknown (“Claims”), which the Executive now has, or claims to have, or which the Executive at any time heretofore had, or claimed to have, against each or any of the Released Parties.  The definition of Claims also specifically encompasses all claims of under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 1981(a), the Age Discrimination in Employment Act of 1967, as amended, the Employment Retirement Income Security Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Fair Labor Standards Act, the National Labor Relations Act, as well as all claims under state law provided under other applicable state law or local ordinance concerning the Executive’s employment.  This Agreement further specifically encompasses all claims related to compensation, benefits, incentive packages, or any other form of compensation the Executive may or may not have received during her employment. This paragraph will not affect the Executive’s ability to file a claim of discrimination with the Equal Employment Opportunity Commission (or applicable state or local agency), or participate in any such investigation, but will preclude the Executive from obtaining any personal relief in any such proceeding.

7.                                      The Executive agrees that she forever waives and relinquishes any and all claim, right, or interest in reinstatement or future employment that she presently has or might in the future have with the Company and its successors and assigns.  The Executive agrees that she will not seek employment with the Company and its successors and assigns in the future.

8.                                      If any provision of this Agreement is held to be invalid or unenforceable, the remainder of the Agreement shall nevertheless remain in full force and effect.  If any provision is held to be invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.  No waiver of any terms of conditions of this Agreement or any part of the Agreement shall be deemed a waiver of any other terms and conditions of this Agreement or with any later breach of this Agreement.

9.                                      The Executive agrees to indemnify and hold each and all of the Released Parties harmless from and against any and all loss, costs, damage, or expense, including, without limitation, attorneys fees, incurred by the Released Parties, or any of them, arising out of the Executive’s breach of this Agreement or the fact that any representation made by her herein was false when made.

10.                                In the event of any breach of this Agreement or Section 6 of the Employment Agreement by the Executive, the Company shall be entitled to immediately cease payment of the Post Termination Benefits in addition to any other remedy it may have.  Both parties understand and agree that should either of them breach any material term of this Agreement, the non-breaching party can institute an action to enforce the terms of this Agreement.  If legal action is commenced to enforce any provision of this Agreement, the substantially prevailing party in such action shall be entitled to recover its attorneys’ fees and expenses through any and all trial courts or appellate courts, in addition to any other relief that may be granted.

11.                                The Executive represents that she has not heretofore assigned or transferred, or purported to assign or transfer to any person or entity, any Claim or any portion thereof or interest therein.

12.                                The Executive represents and acknowledges that in executing this Agreement she does not rely and has not relied upon any other representation or statement made by any of the Released Parties or by any of the Released Parties’ agents, representatives or attorneys, except as set forth herein, with regard to the subject matter, basis or effect of this Agreement.

13.                                The Executive further agrees that she will not disparage the Company, its business, its employees, officers or agents, or any of the Company’s affiliates or related entities in any manner harmful to their business or business reputation.  The Executive and the Company agree to keep the matters contained herein confidential.  The Executive will not discuss this agreement with any current or former employee(s) of the Company.  This clause shall not prevent the Executive from communicating confidentially with her attorney(s) or immediate family members, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.  Likewise, the Company agrees not to disparage the Executive or otherwise make any negative statement about the Executive, in writing, orally, or otherwise, in connection with the matters or claims released herein and expressly including, but not limited to, matters related to the Executive’s employment with the Company.  This clause shall not prevent the Company from communicating confidentially with its attorney(s), officers, or directors of the corporation, or to the extent required by public disclosure laws or as required by laws, regulations, or a final and binding court order or other compulsory process.

14.                                This Agreement shall be binding upon the Company, the Executive and their respective heirs, administrators, representatives, executors, successors, and assigns, and shall inure to the benefit of the Released Parties and each of them, and to their heirs, administrators, representatives, executor, successors and assigns.

15.                                All terms not defined herein shall have the meanings set forth in the Employment Agreement.

16.                                This Agreement shall in all respects be interpreted, enforced and governed under the laws of the State of Ohio.

17.                                This Agreement sets forth the entire agreement between the parties hereto.  Any modification, amendment or change to this Agreement must be made in writing and signed by both parties.

The Executive acknowledges that she has been advised to consult with an attorney prior to executing this Agreement.  The Executive acknowledges that the Executive has been given a period of up to twenty-one (21) days within which to consider this Agreement.  The Executive further acknowledges that this Agreement may be revoked by the Executive at any time during the seven (7) day period beginning on the date that the Executive has signed this Agreement by providing written notice of revocation to Christopher P. Marr,  President, U-Store-It Trust, 460 E. Swedesford Road, Suite 3000, Wayne, PA 19087.  This Agreement shall not become effective if the Executive revokes the Agreement during this 7-day period and will not become effective otherwise until after expiration of the 7-day period.  The Executive shall not be entitled to receive any Termination and Other Benefits under this Agreement or otherwise (other than those paid on or prior to the date hereof) until the expiration of the revocation period.

/s/ Kathleen A. Weigand
Date	Executive

U-Store-It Trust

	By:	/s/ Christopher P. Marr
Date	Title:	President and Chief Investment Officer

Kathleen A. Weigand

Exhibit A

Per Section 5.5 of the Amended and Restated Executive Employment Agreement

Section 5.5 (1)(i) - 1 times Salary	$330,000
Section 5.5 (1)(ii) - Average of two previous Annual Bonuses	96,252
Section 5.5 (1)(ii) - Average of two previous Long-Term Bonuses	390,439

Subtotal - Severance	816,691

Additional Benefits

2008 FFO Bonus - 200% of Target	300,300
2008 Personal Bonus - 100% of Target	64,350
Accrued Vacation	25,385

Subtotal	390,035

Additional Discretionary Amount	93,037

Total Payment	$1,299,763